As filed with the Securities and
Exchange Commission on July 13, 1999            Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------
                                  GO2NET, INC.
               (Exact name of issuer as specified in its charter)

                  Delaware                              91-1710182
         (State or Other Jurisdiction of            (I.R.S. Employer
         incorporation or organization)            Identification No.)


                          999 Third Avenue, Suite 4700
                            Seattle, Washington 98104
                                 (206) 447-1595
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

               AUTHORIZE.NET CORPORATION 1999 STOCK INCENTIVE PLAN
                   HAGGLE ONLINE, INC. STOCK OPTION AGREEMENT
                     IQC CORPORATION STOCK OPTION AGREEMENT

                            (Full title of the Plans)

                         Francis J. Feeney, Jr., Esquire
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-6600
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                                                                      Proposed
                                                               Proposed                Maximum
     Title of Each Class of           Amount to be         Maximum Offering      Aggregate Offering         Amount of
  Securities to be Registered          Registered         Price Per Share(2)            Price            Registration Fee

Authorize.Net Corporation
1999 Stock Incentive Plan
Common Stock, $.01 par
value per share. . . . . . . .     101,825 shares(1)          $0.7954854             $81,000.30               $22.52
================================  ===================== ======================  =====================  ====================
Haggle Online, Inc. Stock
Option Agreement
Common Stock, $.01 par
value per share..............         64 shares(3)              $61.00                $3,904.00               $ 1.09
================================  ===================== ======================  =====================  ====================
IQC Corporation Stock
Option Agreement
Common Stock, $.01 par
value $.01 per share                70,578 shares(4)            $3.13                $220,909.14              $61.44
================================  ===================== ======================  =====================  ====================
TOTAL                              172,467 shares               $64.93               $305,813.44              $85.04
================================  ===================== ======================  =====================  ====================


(1) Represents the number of shares of Go2Net Common Stock, $.01 par value per share issuable upon exercise of options granted by Authorize.Net Corporation and assumed by Go2Net pursuant to the Agreement and Plan of Merger dated as of July 1, 1999, among Go2Net, 3I Acquisition Corp., Authorize.Net Corporation and the principal shareholders of Authorize. The number of shares issuable upon exercise of such former Authorize options was determined by multiplying the number of such options outstanding on the closing date by 1.2571, the applicable conversion ratio.

(2) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. All shares are issuable upon exercise of outstanding options with fixed exercise prices. The computation with respect to such outstanding options is based on the weighted average per share exercise price of the options, the Shares issuable under which are registered hereby.

(3) Represents the number of shares of Go2Net Common Stock, $.01 par value per share issuable upon exercise of options granted by Haggle Online, Inc. and assumed by Go2Net pursuant to the Agreement and Plan of Merger dated as of April 15, 1999, among Go2Net, HO Acquisition Corp., Haggle and the stockholders of Haggle. The number of shares issuable upon exercise of such former Haggle options was determined by multiplying the number of such options outstanding on the closing date by .010249, the applicable conversion ratio.

(4) Represents the number of shares of Go2Net Common Stock issuable upon exercise of options granted by IQC and assumed by Go2Net pursuant to the Agreement and Plan of Merger dated May 13, 1999, among Go2Net, VA Acquisition Corp., IQC, the stockholders of IQC and the option holders of IQC. The number of shares issuable upon exercise of such former IQC options was determined by multiplying the number of such options outstanding on the closing date by .0161875, the applicable conversion ratio.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     Go2Net hereby incorporates by reference the documents listed in (a) through
(c) below. In addition,  all documents  subsequently filed by Go2Net pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

     (a) Go2Net's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains either directly or by incorporation by reference audited financial statements for Go2Net's latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the Prospectus referred to in (a) above.

     (c) The description of Go2Net's Common Stock which is contained in the Registration Statement filed by Go2Net under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities

Inapplicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

Item 6.  Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law, Go2Net's Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Go2Net's Amended and Restated By-laws provide for indemnification of Go2Net's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Go2Net, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

Go2Net has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by Go2Net.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

         Number            Description

         4.1               Authorize.Net Corporation Stock Incentive Plan

         4.2               Haggle Online, Inc. Stock Option Agreement

         4.3               Form of IQC Corporation Stock Option Agreement

         5.1 Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, as to legality of shares being registered and consent of Hutchins, Wheeler & Dittmar, A Professional Corporation.

         23.1              Consents of Ernst & Young LLP Independent Auditors.

         23.2              Consent of HWD (included in Exhibit 5.1)

         24.1              Powers of Attorney (See page S-1).

Item 9.  Undertakings

         A.       UNDERTAKING PURSUANT TO RULE 415

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (ii) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and (iii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         Provided, however, that paragraphs A(1)(ii) and A(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE AND ANNUAL AND QUARTERLY REPORTS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.       UNDERTAKING IN RESPECT OF INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     * * * *

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on July 13, 1999.

                                    GO2NET, INC.

                                    By:     /s/ Russell C. Horowitz
                                            Russell C. Horowitz
                                            Chief Executive Officer


KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Russell C. Horowitz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                                             Date
/s/ Russell C. Horowitz                  Director, Chief Executive Officer and Chief       July 13, 1999
Russell C. Horowitz                      Financial Officer (principal executive officer
                                         and accounting officer)
/s/ William A. Fleckenstein              Director                                          July 13, 1999
William A. Fleckenstein
/s/ Dennis Cline                         Director                                          July 13, 1999
Dennis Cline
/s/ William D. Savoy                     Director                                          July 13, 1999
William D. Savoy
/s/ Diane Daggatt                        Director                                          July 13, 1999
Diane Daggatt


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    EXHIBITS

                                       to

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                                  GO2NET, INC.
             (Exact name of registrant as specified in its charter)